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                                                            EXHIBIT NUMBER 15.1



May 10, 1996

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

We are aware that AirTouch Communications, Inc. has included our report dated May 10, 1996 (issued pursuant to the provisions of Statement on Auditing Standards No. 71) in the Company's Report on Form 10-Q for the quarter ended March 31, 1996 which is incorporated by reference in the Registration Statements on Form S-8 (No. 33-57083, No. 33-57077 and No. 33-57081) and in the Prospectus constituting part of the Registration Statement on Form S-3 (No. 33-62787) and which will be incorporated by reference in the Prospectus constituting part of the Registration Statement on Form S-4 (No. 333-03107) which was filed on May 3, 1996. We are also aware of our responsibilities under the Securities Act of 1933.

Yours very truly,


/s/ Price Waterhouse LLP